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    THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN
       OFFER TO SELL SHARES. THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY
        THE OFFER TO PURCHASE DATED APRIL 3, 1998 AND THE RELATED LETTER OF
       TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS BEING
      MADE TO ALL HOLDERS OF SHARES (AS DEFINED BELOW). KBI ACQUISITION CORP.
       IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED
     BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE.
       IF IT BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING
    OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, KBI ACQUISITION CORP. WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF,
      AFTER SUCH GOOD FAITH EFFORT, KBI ACQUISITION CORP. CANNOT COMPLY WITH
      SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE
        ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE.
         IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS
         REQUIRE THE OFFER TO BE MADE BY  A LICENSED BROKER OR DEALER, THE
           OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF KBI ACQUISITION
           CORP. BY DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION
               OR ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED
                        UNDER THE LAWS OF SUCH JURISDICTION.

                        NOTICE OF OFFER TO PURCHASE FOR CASH
                   ANY AND ALL OUTSTANDING SHARES OF COMMON STOCK
                                         OF
                   CHILDREN'S DISCOVERY CENTERS OF AMERICA, INC.
                                         AT
                            $12.25 NET PER SHARE IN CASH
                                         BY
                               KBI ACQUISITION CORP.
                            A WHOLLY OWNED SUBSIDIARY OF
                             KNOWLEDGE BEGINNINGS, INC.

     KBI Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Knowledge Beginnings, Inc., a Delaware corporation ("Parent"), is offering to purchase any and all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Children's Discovery Centers of America, Inc., a Delaware corporation (the "Company"), at a price of $12.25 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 3, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). Following the Offer, Purchaser intends to effect the merger described below. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

--------------------------------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
             TIME, ON FRIDAY, MAY 1, 1998, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is conditioned upon, among other things, (i) there having been validly tendered pursuant to the Offer, and not validly withdrawn, a minimum of a majority of the Shares (determined on a fully diluted basis) (the "Minimum Condition"), (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the passage of certain statutory waiting periods relating to the Company's operating licenses, (iii) certain ancillary agreements and instruments having been obtained by the Company and Parent, and (iv) the satisfaction of certain other conditions set forth in the Offer to Purchase.

     The Board of Directors of the Company has, by a vote of all directors at a meeting duly called and held, unanimously (i) determined that each of the Offer and the Merger is fair to, and in the best interests of, the Company's stockholders, (ii) approved and adopted the Merger Agreement and the Option and Support Agreement (each as defined below) and the transactions contemplated thereby, including the Offer and the Merger, (iii) recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer, and (iv) taken all action necessary to render Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") and other state takeover statutes inapplicable to the Offer, the Merger and the Option and Support Agreement.

     The Company has granted Parent an irrevocable option to purchase newly issued Shares representing up to 19.9% of the outstanding Shares pursuant to and upon the terms set forth in an Option and Support Agreement, dated as of March 27, 1998 (the "Option and Support Agreement"), by and among the Company, Parent and certain stockholders of the Company (the "Selling Stockholders"). In addition, pursuant to the Option and Support Agreement, the Selling Stockholders, owning in the aggregate approximately 20.2% of the issued and outstanding Shares, have agreed to tender and sell all of their Shares to Purchaser pursuant to the Offer and have granted Parent an irrevocable option to purchase all of the Shares owned by such Selling Stockholders upon the terms set forth in the Option and Support Agreement.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of March 27, 1998 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of the Shares pursuant to the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement and in accordance with relevant provisions of the DGCL, Purchaser (or such other subsidiary of Parent as described below) will be merged with the Company (the "Merger"). Following consummation of the Merger, the surviving corporation in the Merger (the "Surviving Corporation") will be a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement, at Parent's election, the Merger may be structured (i) as a merger of Purchaser and the Company, with either as the Surviving Corporation, (ii) such that any direct or indirect subsidiary of Parent is merged with and into the Company, with the Company as the Surviving Corporation, or (iii) such that the Company is merged with and into any such other subsidiary, with such other subsidiary as the Surviving Corporation. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company, Parent, Purchaser or Shares with respect to which appraisal rights are properly exercised under the DGCL) will be converted into and represent the right to receive $12.25
(or such other price that may be paid for each Share pursuant to the Offer, if amended) in cash, without interest thereon (the "Merger Consideration").

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company (the "Depositary") of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for all tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and
(iii) any other documents required under the Letter of Transmittal. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

     Subject to the terms and conditions set forth in the Merger Agreement (including the right to terminate, extend or modify the Offer), and, subject to the other conditions set forth in Section 15 of the Offer to Purchase, including, without limitation, the Minimum Condition, Purchaser will use its reasonable best efforts to consummate the Offer as soon as legally permissible in accordance with the Merger Agreement. Subject to the terms and conditions of the Merger Agreement and the applicable rules of the Securities and Exchange Commission, Purchaser expressly reserves the right, at any time and from time to time, to modify the terms of the Offer, including, without limitation, to extend the Offer (including an extension of up to 20 business days beyond the initial scheduled expiration date of the Offer notwithstanding the satisfaction of the conditions set forth in Section 15 of the Offer to Purchase), and thereby delay acceptance for payment and payment for tendered Shares, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, such announcement to be made not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the Offer. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder's Shares. Under no circumstances will any interest be paid on the purchase price for tendereed Shares, regardless of any extension of the Offer or any delay in acceptance for payment and payment for tendered Shares.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday, May 1, 1998 (or the latest time and date at which the Offer, if extended by Purchaser, shall expire) and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after June 1, 1998. For any such withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with such Book-Entry Transfer Facility's procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Company, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

     Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Dealer Manager or the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

                      THE INFORMATION AGENT FOR THE OFFER IS:

                          [MACKENZIE PARTNERS, INC. LOGO]

                                  156 Fifth Avenue
                              New York, New York 10010
                           (212) 929-5500 (Call Collect)
                                         or
                           CALL TOLL-FREE (800) 322-2885

                        THE DEALER MANAGER FOR THE OFFER IS:

                            DONALDSON, LUFKIN & JENRETTE
                               SECURITIIES CORPORATION

                        2121 Avenue of the Stars, Suite 3000
                               Los Angeles, CA 90067
                           (310) 282-7449 (Call Collect)

April 3, 1998